Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Third Quarter 2016 Results

Streamlining Operations to Focus on North American Business

Implementation of 3-Year Strategic Plan Underway

Boca Raton, Fla., November 2, 2016 — Office Depot, Inc. (“Office Depot,” or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, today announced results for the third quarter ended September 24, 2016.

“During the third quarter we made substantial progress on the opportunities identified in our new three year strategic plan,” said Roland Smith, chairman and chief executive officer for Office Depot. “We announced a deal to sell our business in Europe and have a process underway to sell substantially all of the remaining international businesses. We also realigned our organization to create a more efficient and effective operating structure that is focused on aggressively implementing a number of growth and profitability initiatives in our North American business. We are recovering quickly from the disruption caused by the protracted Staples acquisition attempt, and I’m very pleased with both our progress and financial results. Importantly, I believe we have the right strategy in place to deliver shareholder value.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2016 were $2.8 billion compared to $3.0 billion in the third quarter of 2015, a decrease of 7%.

In the third quarter of 2016, Office Depot reported operating income of $117 million and net income of $44 million, or $0.08 per share. Net income from continuing operations was $330 million, or $0.61 per diluted share.

In the third quarter of 2015, the company reported operating income of $81 million and net income of $6 million, or $0.01 per share. Net income from continuing operations was $42 million, or $0.08 per share.

Adjusted (non-GAAP) Results (1)

Total adjusted sales in the third quarter of 2016 declined 4% compared to the prior year period, excluding the impact of U.S. retail store closures and foreign currency translation.

Adjusted operating income for the third quarter of 2016 was $158 million compared to an adjusted operating income of $161 million in the third quarter of 2015. Adjusted net income from continuing operations for the third quarter of 2016 was $89 million, or $0.16 per share, compared to adjusted net income from continuing operations of $92 million, or $0.17 per share, in the third quarter of 2015.

•	Adjusted operating income for the third quarter of 2016 excludes $15 million in expenses related to restructuring activities, $12 million in merger integration expenses, $9 million in non-cash asset impairment charges and $4 million in Staples acquisition expenses.

•	Adjusted net income from continuing operations in the third quarter of 2016 excludes the after-tax impact from the charges mentioned above, as well as the after-tax impact from a $15 million loss on the extinguishment of debt, the $286 million loss on discontinued operations, net of tax, and a net tax credit of approximately $240 million associated with the reversal of the U.S. valuation allowance.

Consolidated (in millions, except per share amounts)	3Q16	3Q15	YTD16	YTD15
Selected GAAP measures:
Sales	$2,836	$3,046	$8,295	$8,961
Sales decline from prior year period	(7)%		(7)%
Gross profit	$726	$787	$2,054	$2,207
Gross profit margin	25.6%	25.8%	24.8%	24.6%
Operating income (loss)	$117	$81	$473	$141
Net income (loss) from continuing operations	$330	$42	$624	$60
Discontinued operations, net of tax	$(286)	$(36)	$(324)	$(67)
Net income (loss)	$44	$6	$300	$(7)
Earnings (loss) per share (continuing operations)	$0.61	$0.08	$1.13	$0.11
Earnings (loss) per share (discontinued operations)	$(0.54)	$(0.07)	$(0.60)	$(0.12)
Net earnings (loss) per share (most dilutive)	$0.08	$0.01	$0.54	$(0.01)
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding impact from U.S retail store closures and foreign currency translation	(4)%		(4)%
Adjusted operating income	$158	$161	$360	$355
Adjusted operating income margin	5.6%	5.3%	4.3%	4.0%
Adjusted net income (loss) from continuing operations	$89	$92	$192	$187
Adjusted net earnings (loss) per share continuing operations (most dilutive)	$0.16	$0.17	$0.35	$0.34

(1)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, Staples acquisition and asset impairments. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes the impact from foreign currency translation and sales attributable to U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.5 billion in the third quarter of 2016 compared to $1.6 billion in the prior year period. Third quarter sales declined 8%, primarily due to the impact of planned store closures in the twelve months through September 24, 2016. Same-store sales in the quarter declined 2% primarily due to lower transaction counts.

North American Retail (in millions)	3Q16	3Q15	YTD16	YTD15
Sales	$1,482	$1,604	$4,237	$4,599
Same-store sales increase (decline) from prior year	(2)%	3%	(2)%	0%
Division operating income (loss)	$105	$120	$237	$248
Division operating income (loss) margin	7.1%	7.5%	5.6%	5.4%

Retail Division operating income was $105 million, or 7.1% of sales, in the third quarter of 2016 compared to $120 million, or 7.5% of sales, in the third quarter of 2015. The decline from the prior year quarter primarily reflected the negative flow-through impact from lower sales and a lower gross margin rate, as well as $7 million of favorable legal settlements recorded in the third quarter of 2015. These impacts were partially offset by lower occupancy costs and selling, general and administrative expenses including payroll and other store expenses.

During the quarter the company closed 7 stores and ended the third quarter of 2016 with a total of 1,506 retail stores in the North American Retail Division.

North American Business Solutions Division

Business Solutions Division sales were $1.3 billion in the third quarter of 2016, a decline of 6% compared to the prior year period both as reported and in constant currency. The sales decline stemmed principally from the contract channel, driven primarily by customer attrition and fewer customer additions during the period of business disruption related to the prolonged Staples acquisition attempt. In the direct channel, the ongoing reduction in catalog sales contributed to the overall decline in the division’s sales, as well as increased customer use of the company’s buy online and pick up in store functionality. These online sales are fulfilled with store inventory and by store personnel and therefore are reported as sales in the North American Retail Division.

Business Solutions (in millions)	3Q16	3Q15	YTD16	YTD15
Sales	$1,348	$1,438	$4,046	$4,348
Sales decline in constant currency from prior year	(6)%	(6)%	(7)%	(5)%
Division operating income	$81	$66	$190	$186
Division operating income margin	6.0%	4.6%	4.7%	4.3%

Business Solutions Division operating income was $81 million, or 6.0% of sales, in the third quarter of 2016 compared to $66 million, or 4.6% of sales, in the third quarter of 2015. The increase in operating income was primarily driven by lower selling, general and administrative expenses including payroll and integration synergy benefits, which, coupled with a flat gross margin rate, more than offset the negative flow-through impact from lower sales.

Sale of European Operations

Office Depot announced on September 23, 2016, that the company had reached a deal to sell its European business to the AURELIUS group. The transaction is subject to regulatory approval from the European Commission and consultation with the central works council, which represents employees in France. The company is optimistic the transaction can close by the end of 2016.

In addition to approving the sale of the European business, the Office Depot Board of Directors also approved a plan to sell substantially all of its remaining international businesses located in Australia, New Zealand, South Korea and mainland China. These businesses generate approximately $600 million in total annual sales and an operating loss. The Company is actively marketing these businesses for sale and expects to complete the process within the next 12 months.

Accordingly, the operations previously reported as the International Division have been reclassified as discontinued operations. The Company currently intends to retain its sourcing and trading operations in Asia and the results for these operations were reported as an “Other” segment outside of the North American segments. These businesses contributed $6 million in sales and were breakeven in the third quarter of 2016.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the company’s operating divisions. Unallocated expenses were $29 million in the third quarter of 2016 compared to $25 million in the third quarter of 2015.

Balance Sheet and Cash Flow

As of September 24, 2016, Office Depot had $0.8 billion in cash and cash equivalents and approximately $1.1 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $1.9 billion. Total debt was $388 million, excluding $803 million of non-recourse debt related to the credit-enhanced timber installment notes. During the third quarter, the company retired its outstanding 9.75% senior secured notes due 2019 for $262 million, resulting in future annual cash interest savings of approximately $24 million.

In the third quarter of 2016, the company generated $199 million of cash provided by operating activities of continuing operations, including $25 million in OfficeMax merger-related costs, $14 million in acquisition-related expenses and $8 million in restructuring costs. Capital expenditures were $26 million in the third quarter of 2016, $8 million of which were related to the merger integration.

Office Depot initiated a quarterly cash dividend of $0.025 per share in the third quarter, resulting in a cash payment of approximately $13 million on September 15, 2016 to qualifying shareholders of record.

The company repurchased approximately 16 million shares of its outstanding common stock during the third quarter at a total cost of $55 million. As of September 24, 2016, the company has repurchased approximately 23 million shares in 2016 at a total cost of $81 million, with $169 million remaining available for repurchase under the current $250 million authorization.

Outlook (2)

Total company sales in the fourth quarter of 2016 are expected to be lower than 2015, primarily due to the impact of store closures, previous contract customer losses during the prolonged Staples acquisition attempt and continued challenging market conditions. However, the company expects the rate of decline to improve sequentially based on improvements in customer retention and the contract channel sales pipeline, as well as the implementation of new customer wins.

As announced on August 3, 2016, the company is proceeding with a second phase of the U.S. Retail Store Optimization Plan. This second phase includes closing approximately 300 stores over the next three years. During the third quarter, Office Depot closed 7 stores and anticipates closing approximately 65 stores in the fourth quarter as part of this program. The company is accelerating the store closure plan partly based on the success of the first phase, the beneficial sales transfer rates experienced and the timing of lease expirations.

Office Depot continues to expect to generate between $450 million and $470 million in adjusted operating income in fiscal 2016, excluding the former International Division that is now reported as discontinued operations, versus a comparable adjusted operating income of $438 million in fiscal 2015.

Total capital expenditures in 2016 are now estimated to be approximately $120 million as the company reprioritizes projects in line with its new three year strategic plan. This estimate includes approximately $30 million in capital spend related to the merger integration. Depreciation and amortization is expected to be approximately $190 million in 2016. As a result of the International Division’s results being reclassified to discontinued operations, Office Depot now expects full-year free cash flow of continuing operations to be in excess of $375 million in 2016.

Office Depot continues to expect total annual run-rate merger synergy benefits of more than $750 million from the OfficeMax integration and expects the integration to be substantially complete by the end of 2017. The company expects to incur approximately $70 million of merger integration expenses in 2016 and the remaining $30 million in 2017.

In regards to the recently announced cost saving program, the company expects to deliver over $250 million in annual benefits by the end of 2018, anticipated to be evenly split between fiscal 2017 and 2018. In addition, the company estimates it will incur a total of approximately $125 million in one-time costs and capital expenditures to implement the cost saving programs.

Office Depot anticipates a non-GAAP effective tax rate of approximately 40% in fiscal 2016, dependent on the mix and timing of income, and an estimated cash tax rate of between 10% and 15% as the company continues to utilize available tax operating loss carry forwards and credits.

For fiscal 2017, the company provides the following preliminary guidance:

•	Total company sales anticipated to be lower compared to the prior year

•	Adjusted operating income of approximately $500 million

•	Capital expenditures are expected to be approximately $200 million

•	Free cash flow of continuing operations anticipated to be more than $300 million

(2)	Adjusted operating income is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliations page in this press release for further discussion.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore, investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to the expected divestitures of our European and other international businesses; disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 26,	September 24,	September 26,
	2016	2015	2016	2015
Sales	$2,836	$3,046	$8,295	$8,961
Cost of goods sold and occupancy costs	2,110	2,259	6,241	6,754

Gross profit	726	787	2,054	2,207
Selling, general and administrative expenses	569	626	1,694	1,852
Asset impairments	9	1	9	10
Merger, restructuring, and other operating (income) expenses, net	31	79	(122)	204

Operating income	117	81	473	141
Other income (expense):
Interest income	6	5	17	16
Interest expense	(19)	(22)	(63)	(69)
Loss on extinguishment of debt	(15)	—	(15)	—
Other income (expense), net	1	(1)	1	—

Income from continuing operations before income taxes	90	63	413	88
Income tax expense (benefit)	(240)	21	(211)	28

Net income from continuing operations	330	42	624	60
Discontinued operations, net of tax	(286)	(36)	(324)	(67)

Net income (loss)	$44	$6	$300	$(7)

Basic earnings (loss) per share
Continuing operations	$0.62	$0.08	$1.15	$0.11
Discontinued operations	(0.54)	(0.07)	(0.60)	(0.12)

Net earnings (loss) per share	$0.08	$0.01	$0.55	$(0.01)

Diluted earnings (loss) per share
Continuing operations	$0.61	$0.08	$1.13	$0.11
Discontinued operations	(0.54)	(0.07)	(0.60)	(0.12)

Net earnings (loss) per share	$0.08	$0.01	$0.54	$(0.01)

Dividends per common share	$0.025	$—	$0.025	$—

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	September 24, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$801	$860
Receivables, net	718	746
Inventories	1,216	1,406
Prepaid expenses and other current assets	85	92
Current assets of discontinued operations	580	956

Total current assets	3,400	4,060
Property and equipment, net	601	665
Goodwill	363	363
Other intangible assets, net	38	53
Timber notes receivable	890	905
Deferred income taxes	377	11
Other assets	212	212
Non-current assets of discontinued operations	—	173

Total assets	$5,881	$6,442

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$886	$987
Accrued expenses and other current liabilities	889	1,074
Income taxes payable	—	9
Short-term borrowings and current maturities of long-term debt	28	51
Current liabilities of discontinued operations	519	622

Total current liabilities	2,322	2,743
Deferred income taxes and other long-term liabilities	368	421
Pension and postretirement obligations, net	179	182
Long-term debt, net of current maturities	360	628
Non-recourse debt	803	819
Non-current liabilities of discontinued operations	—	46

Total liabilities	4,032	4,839

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 557,523,542 in September 2016 and 554,835,306 in December 2015	6	6
Additional paid-in capital	2,621	2,607
Accumulated other comprehensive income	43	30
Accumulated deficit	(682)	(982)
Treasury stock, at cost – 29,140,426 shares in 2016 and 5,915,268 shares in 2015	(139)	(58)

Total equity	1,849	1,603

Total liabilities and stockholders’ equity	$5,881	$6,442

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 24, 2016	September 26, 2015
Cash flows from operating activities of continuing operations:
Net income (loss)	$300	$(7)
Loss from discontinued operations, net of tax	(324)	(67)

Net income from continuing operations	624	60

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140	197
Charges for losses on inventories and receivables	49	41
Deferred income taxes	(235)	—
Loss on extinguishment of debt	15	—
Asset impairments	9	10
Changes in working capital and other	(155)	(247)

Net cash provided by operating activities of continuing operations	447	61

Cash flows from investing activities of continuing operations:
Capital expenditures	(71)	(109)
Acquisition, net of cash acquired	—	(9)
Proceeds from disposition of assets and other	14	63

Net cash used in investing activities of continuing operations	(57)	(55)

Cash flows from financing activities of continuing operations:
Net proceeds on employee share-based transactions	—	7
Net payments on long and short-term borrowings	(42)	(24)
Loss on extinguishment of debt	(12)	—
Cash dividends on common stock	(13)	—
Debt retirement	(250)	—
Debt related fees	(6)	(1)
Repurchase of common stock for treasury	(81)	—

Net cash used in financing activities of continuing operations	(404)	(18)

Cash flows from discontinued operations:
Operating activities of discontinued operations	(113)	(61)
Investing activities of discontinued operations	(4)	(12)
Financing activities of discontinued operations	3	1

Net cash used in discontinued operations	(114)	(72)

Effect of exchange rate changes on cash and cash equivalents	2	(29)
Net decrease in cash and cash equivalents	(126)	(113)

Cash and cash equivalents at beginning of period	1,069	1,071

Cash and cash equivalents at end of period	943	958
Cash and cash equivalents of discontinued operations	(142)	(141)

Cash and cash equivalent at end of the period	$801	$817

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short- and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2016 and 2017 adjusted operating income included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide a reconciliation to an equivalent operating income outlook for 2016 and 2017

(In millions, except per share amounts)

Q3 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$9	0.3%	$9	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$31	1.1%	$31	$—	—%
Operating income (loss)	$117	4.1%	$(40)	$158	5.6%
Net income (loss)	$44	1.6%	$(44)	$89	3.1%
Earnings (loss) per share (most dilutive)	$0.08		$(0.08)	$0.16

Q3 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$1	0.0%	$1	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$79	2.6%	$79	$—	—%
Operating income (loss)	$81	2.7%	$(80)	$161	5.3%
Net income (loss)	$6	0.2%	$(85)	$92	3.0%
Earnings (loss) per share (most dilutive)	$0.01		$(0.16)	$0.17

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD Q3 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$9	0.1%	$9	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$(122)	(1.5)%	$(122)	$—	—%
Operating income (loss)	$473	5.7%	$113	$360	4.3%
Net income (loss)	$300	3.6%	$107	$192	2.3%
Earnings (loss) per share (most dilutive)	$0.54		$0.19	$0.35

YTD Q3 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$10	0.1%	$10	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$204	2.3%	$204	$—	—%
Operating income (loss)	$141	1.6%	$(214)	$355	4.0%
Net income (loss)	$(7)	(0.1)%	$(194)	$187	2.1%
Earnings (loss) per share (most dilutive)	$(0.01)		$(0.35)	$0.34

Amounts may not foot due to rounding

Note: The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis. Additionally, the 2016 GAAP effective tax rate reflects benefits from utilization of deferred tax assets in the current year and a large one time non cash benefit as of the third quarter 2016.

Sales Decline Reconciliation:	13 Weeks Ended September 24, 2016	39 Weeks Ended September 24, 2016
Reported (GAAP) sales decline	(7)%	(7)%
Exclusion of foreign currency translation impact	(0)%	(0)%
Exclusion of sales associated with U.S. store closure impacts	(3)%	(3)%

Adjusted Sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(4)%	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q3 2016	YTD Q3 2016
North American Retail (NAR):
Stores opened	—	—
Stores closed	7	58
Total NAR (U.S.) stores	1,506
Total NAR square footage (in millions)	33.9
Average square footage per store (in thousands)	22.5